EXHIBIT 10.4

                          CORPORATE SERVICES AGREEMENT

                 THIS CORPORATE SERVICES AGREEMENT (the "Agreement") is effective as of November 19, 1996 (the "Effective Date"), and is entered into by and between SANTA FE ENERGY RESOURCES, INC., a Delaware corporation ("Santa Fe"), and MONTEREY RESOURCES, INC., a Delaware corporation (the "Company").

                                R E C I T A L S:

                 WHEREAS, the Company was formed in August 1996 as a wholly owned subsidiary of Santa Fe to own and operate substantially all of the assets constituting the Western Division of Santa Fe, which is engaged in the oil and gas business in California; and

                 WHEREAS, pursuant to a Conveyance and Contribution Agreement effective as of the date hereof, Santa Fe has transfered to the Company substantially all of the assets constituting the Western Division of Santa Fe and the Company assumed the liabilities and obligations of Santa Fe associated therewith or allocated thereto; and

                 WHEREAS, Santa Fe has historically provided to its operating divisions and its subsidiaries, including the Company, certain specialized corporate and administrative services more particularly described hereinafter; and

                 WHEREAS, the Company proposes to offer up to, but not including, twenty percent (20%) of its common stock for sale to the public; and

                 WHEREAS, Santa Fe is considering the distribution to its shareholders of all of Santa Fe's common stock in the Company; and

                 WHEREAS, in view of the proposed public offering and potential distribution of the Company's common stock, Santa Fe and the Company desire by their execution of this Agreement to evidence their understanding with respect to the terms and conditions upon which Santa Fe will, from and after the Effective Date, provide certain services to the Company in connection with its business and affairs.

                              A G R E E M E N T S:

                 NOW, THEREFORE, in consideration of the premises recited above and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
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1.       Term.

         The initial term of this Agreement shall commence on the Effective Date and shall continue thereafter for so long as Santa Fe and its wholly owned corporate affiliates own more than 80% of the outstanding shares of the Company's capital stock ordinarily entitled to vote in the election of directors, and for 90 days thereafter, unless terminated sooner in accordance with Section 20 below. Thereafter, the term shall be automatically extended for successive periods of one (1) year each unless terminated sooner in accordance with Section 20 below.

2.       Services.

         (a) Services by Santa Fe. During the Applicable Period (as defined in Section 21 hereof), in consideration for the payments to be made by the Company as described herein, Santa Fe agrees to provide to the Company certain corporate and administrative services described below in this subparagraph (a) (the "Services") to the extent such Services may be reasonably requested by the Company from time to time during the Applicable Period.

                 (i) Advisory Management Services. Santa Fe shall provide advisory management services to assist and advise the Company in the conduct of its business.

                 (ii) Audit and Tax. Santa Fe shall assist the Company with negotiating services for both internal and contract audit functions, and shall provide the services necessary to provide required tax information to the Company, arrange and coordinate external audits by an independent accounting firm selected by the Company and prepare tax returns, if any are required, and administer any tax matters or tax reporting requirements of the Company to the extent required.

                 (iii) Data Processing and Personnel. Santa Fe shall provide data processing and human resources services to the Company to the extent required. Data processing services shall include, without limitation (A) the maintenance of corporate records, such as corporate minutes, and (B) the maintenance of business accounting and other records, such as the Company's general ledger and financial statements, accounts payable, invoicing and accounts receivable, personnel, inventory and engineering design activities. Human resources services shall include, without limitation, advice with respect to the selection, employment, evaluation, counseling and motivation, and termination of employees.

                 (iv) Financial Management. Santa Fe shall provide services related to treasury and banking matters, including cash management services, for the Company.

                 (v) Legal Services. Santa Fe shall provide or contract to have provided legal services related to the operations of the Company.

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                 (vi)     Insurance. Santa Fe shall assist the Company in
         obtaining director and officer liability insurance, either under Santa Fe insurance policies if reasonably permitted by Santa Fe's insurers or under separate policies arranged by Santa Fe.

                 (vii) SEC Filings. Santa Fe shall provide services necessary to provide assistance in connection with the Company's obligation to prepare any and all filings required to be made with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 or the New York Stock Exchange or other applicable securities exchange pursuant to the laws, rules and regulations governing the same, and in the preparation and distribution of all materials required to be delivered to the holders of securities, including annual and quarterly reports and proxy statements, issued by the Company pursuant to such laws or regulations. In connection therewith, Santa Fe shall (i) provide the Company with investor relation services and (ii) provide assistance in determining the impact of new and proposed accounting standards.

                 (viii) Employee Benefit Plan Administration. Santa Fe shall provide advice and administrative services in connection with any employee benefit plans offered to the Company employees.

                 (ix) Governmental Reports. Santa Fe shall file various reports on behalf of the Company with governmental agencies, including, but not limited to, the Department of Energy (EIA 28) and Department of Labor.

Santa Fe shall perform the Services with the same degree of care, skill and prudence customarily exercised for its own operations. It is understood and agreed that the Services will be substantially identical in nature and quality to the Services performed by Santa Fe for the Western Division of Santa Fe during the year prior to the Effective Date, except as required by the Company becoming a public company following the initial public offering of common stock of the Company.

         (b) Contractors. Santa Fe may engage any third-party contractor (foreign or domestic) to perform any Service (an "Outsourced Service"); provided, that Santa Fe shall remain responsible for the provision of the Outsourced Service in accordance with this Agreement. The Company may not terminate any such Outsourced Service except upon proper notice as provided in any agreement between Santa Fe and the third-party contractor; provided, however, that no agreement entered into by Santa Fe with a third-party contractor after the Effective Date shall give to any such third-party contractor a preferential right to provide the Company with Services following the expiration of this Agreement.

         (c) Cancellation or Reduction of Services. (i) General. The Company may remove and terminate or reduce the level of any Service or Services and Santa Fe may remove and terminate or reduce the level of any Service or Services that are part of the Santa Fe Consolidated Program (as defined below), in each case upon 30 days' prior written notice to the other party, subject to the provisions of subparagraph (ii) below, subparagraph (b) above and Section 5(a) hereof.

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
                 (ii) Consolidated Programs. The "Santa Fe Consolidated Programs" are Santa Fe's consolidated pension, health and welfare plans ("Santa Fe Consolidated Benefit Plans") and Santa Fe's consolidated treasury, accounting and tax operations ("Santa Fe Consolidated Reporting").

                 (1) Removal by the Company. The Company may remove from this Agreement a Service provided as part of the Santa Fe Consolidated Programs only with the prior consent of Santa Fe (which shall not be unreasonably withheld) and upon terms and conditions reasonably acceptable to Santa Fe (including reimbursement of costs incurred by Santa Fe in effecting such removal).

                 (2) Removal by Santa Fe. Santa Fe shall continue to provide all services that are part of the Santa Fe Consolidated Programs until either Santa Fe ceases providing such services for its consolidated group of companies or the Company no longer participates in the applicable Santa Fe Consolidated Program.

                 (iii) Should the Company terminate any Service being provided hereunder or cease to be eligible to purchase certain Services from Santa Fe's third-party providers (such as the inability of the Company to use computer licenses or otherwise not qualify under certain agreements to purchase equipment or Services as a result of the Company not being an "affiliate" of Santa Fe as required by such agreement), Santa Fe shall have no liability to the Company for Santa Fe's failure or inability to replace such terminated Services.

         (d) Corporate Management. Except as provided below in this Section, nothing in this Agreement delegates or assigns to Santa Fe any general right or responsibility to set corporate policies for the Company or to make decisions or take actions commonly reserved to corporate officers, directors or managers, and nothing in this Agreement shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or to limit the exercise of their powers in accordance with the charter or by-laws of the Company or in accordance with any applicable statute or regulation. Santa Fe shall perform all Services, including those associated with the Santa Fe Consolidated Programs, in accordance with the policies, practices and standards established by Santa Fe from time to time for such services, which shall not unfairly discriminate against the Company, compared with other Santa Fe subsidiaries. If the Company ever requests that Santa Fe change any such policy, practice or standard, and Santa Fe fails or refuses to do so, that failure or refusal shall also constitute "cause" for immediate termination of this Agreement under Section 20(a) below.

         (e) Other Activities of Santa Fe. The Company recognizes that Santa Fe now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of the Company. Santa Fe shall be free to render such advice and other services, and the Company hereby consents thereto. Santa Fe shall not be required to devote full time and attention to the performance of its duties under this Agreement, but shall

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devote only so much of its time and attention as it deems reasonable or necessary to perform the services required hereunder.

3.       Transfer of Responsibility of Services.

         (a) General. In addition to the specific Services covered by this Agreement, Santa Fe shall on request assist the Company in assuming responsibility for some or all of the specific Services to be performed by Santa Fe under this Agreement. For example, on request Santa Fe shall provide on-the-job training for the Company's agents and employees who are assigned to assume responsibility for a Service. Santa Fe shall not be liable or responsible to the Company in any way for the acts or omission of such agents or employees.

         (b)     Procedures for Transferring Services.

                 (i) Notices. Upon termination of this Agreement or upon removal, termination or reduction of any Service from this Agreement, the Party who is terminating the Agreement or removing, terminating or reducing the Service shall, as part of the requisite Notice, identify the Services, if any, to be transferred to the Company and propose the procedures and timetable for such transfer.

                 (ii) Transfer. The Parties shall then promptly assign sufficient personnel and resources to effect the transfer of responsibility in an efficient and orderly manner, shall negotiate in good faith to agree upon reasonable procedures and a timetable for the transfer, and shall cause the transfer to occur in accordance with those procedures and on the agreed timetable. The term of this Agreement shall be deemed to have been extended with respect to the affected Services, if any, until such transfer has been fully carried out.

                 (iii) Information. Santa Fe shall deliver to the Company copies of all books, records, accounts, documents, contracts, files, data bases, and other information ("Information") reasonably requested by the Company in connection with any Service provided hereunder or reasonably necessary for the Company to assume responsibility for that Service, including those maintained in electronic form. To the extent Santa Fe lawfully may do so, Santa Fe shall also furnish the Company with copies of the computer programs, operating systems, codes, instructions, training materials, and manuals ("Related Materials") necessary or useful to receive, store, update, manipulate, use, and report the Information; and to the extent that Santa Fe may not lawfully furnish such copies, Santa Fe shall assist the Company in obtaining them from third parties.

                 (iv) Costs. In addition to the other sums Santa Fe is entitled to be paid under this Agreement, the Company shall reimburse Santa Fe for its reasonable out-of-pocket costs of transferring each Service to the Company, including the costs of copying and transferring Information. Notwithstanding the foregoing, Santa Fe shall not be entitled to receive payment for any incremental cost increases to which Santa Fe may become subject due to the transfer of the Service, including, but not limited to, health and/or life insurance premiums and/or employee benefit or pension plan contributions.

4.       Payment for Services.

         (a) Payments by the Company. The Company, in consideration for the performance of the Services by or on behalf of Santa Fe, agrees to reimburse Santa Fe, without duplication, for (i) the actual cost of any item purchased for the Company, at the request of the Company, by Santa Fe ("Direct Costs"), (ii) all reasonable expenses actually incurred by Santa Fe for Outsourced Services or other contract services or utilities provided by any third party providers for the Company under an agreement with such third party ("Outsourced Charges"),
(iii) reasonable out-of-pocket expenses incurred by Santa Fe employees in providing Services hereunder, (iv) insurance premiums, funding contributions, costs and expenses related to the Company's properties, employees, including their continued participation in Santa Fe employee benefit plans and programs, and operations, whether such insurance or funding is provided by third parties or self-insurance programs, and (v) other expenses and Services in accordance with the schedule or charges shown on Exhibit A attached hereto. If the compensation for the Services does not include sales, use, excise, value added or similar taxes, and if any such taxes are imposed on the Services, the Company shall pay or reimburse Santa Fe for any such taxes.

5.       Invoicing.

         (a) Santa Fe shall invoice the Company for all Services, Direct Costs and Outsourced Charges for each calendar month within 45 days following the end of such calendar month, provided that any failure by Santa Fe to provide an invoice within such time period shall not relieve the Company of its obligation to pay an invoice received after such date. All invoices shall reflect in reasonable detail a description of the Services performed, and the aggregate amount reflected on any such invoice shall be due and payable within 30 days following the Company's receipt of the invoice.

         (b) In the event of a dispute as to the propriety of invoiced amounts, the Company shall pay all undisputed amounts on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall notify Santa Fe within ten (10) business days from receipt of the disputed invoice of the disputed amount and the reasons each such charge is disputed by the Company. Santa Fe shall provide the Company with records relating to the disputed amount so as to enable the parties to resolve the dispute.

         (c) In the event the aggregate amount on any invoice is not disputed and is not paid within 30 days following the Company's receipt of the invoice, the unpaid amount thereof shall bear interest at the prime rate of Chase Manhattan Bank, N.A. for the period such amount remains unpaid.

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         (d)     Any statement or payment not disputed in writing by either party within two years of the date of such statement shall be considered final and no longer subject to adjustment. Either party shall not be obligated to pay for any charges for which statements for payment are submitted more than two years after the termination of this Agreement.

6.       The Company as Sole Beneficiary.

         The Company acknowledges that the Services shall be provided only with respect to the business of the Company and its Subsidiaries as currently operated or as mutually agreed by the parties hereto. The Company shall not request performance of any Services for the benefit of any entity other than the Company and its Subsidiaries. The Company represents and agrees that the Company will use the Services only in accordance with all applicable federal, state and local laws and regulations and communications and common carrier tariffs, and in accordance with the reasonable conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents or instructions furnished from time to time by Santa Fe to the Company. Santa Fe reserves the right to take all actions, including termination of any particular Services, that Santa Fe reasonably believes to be necessary to assure compliance with applicable laws, regulations and tariffs. Santa Fe will notify the Company of the reasons for any such termination of Services.

7.       Limited Warranty, Limitation of Liability

         Santa Fe represents that it will provide or cause the Services to be provided to the Company with reasonable diligence. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ALL PRODUCTS OBTAINED FOR, AND SERVICES PROVIDED TO, THE COMPANY ARE AS IS, WHERE IS, WITH ALL FAULTS. SANTA FE MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES PROVIDED TO OR PRODUCTS OBTAINED FOR THE COMPANY. FURTHERMORE, THE COMPANY MAY NOT RELY UPON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE MADE TO SANTA FE BY ANY PARTY (INCLUDING AN AFFILIATE OF SANTA FE) PERFORMING SERVICES ON BEHALF OF SANTA FE HEREUNDER, UNLESS SUCH PARTY MAKES AN EXPRESS WARRANTY TO THE COMPANY.

     IT IS EXPRESSLY UNDERSTOOD BY THE COMPANY AND THE COMPANY AGREES THAT SANTA FE SHALL HAVE NO LIABILITY FOR ANY DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF ANY SERVICES PROVIDED HEREUNDER BY SANTA FE OR ANY THIRD PARTY PROVIDER UNLESS IN EACH CASE SUCH DAMAGES ARISE OUT OF THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT ON THE PART OF SANTA FE. THE COMPANY AGREES THAT THE REMUNERATION PAID TO SANTA FE HEREUNDER FOR THE SERVICES

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TO BE PERFORMED REFLECT THIS LIMITATION OF LIABILITY AND DISCLAIMER OF
WARRANTIES. IN NO EVENT SHALL SANTA FE BE LIABLE TO THE COMPANY OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SERVICES OR FROM THE BREACH OF THIS AGREEMENT, REGARDLESS OF THE FAULT OF SANTA FE, OR ANY THIRD PARTY PROVIDER OR WHETHER SANTA FE, OR ANY THIRD PARTY PROVIDER OR WHETHER SANTA FE OR THE THIRD PARTY PROVIDER ARE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT, UNLESS IN EACH CASE SUCH DAMAGES ARISE OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SANTA FE OR SUCH THIRD PARTY PROVIDER. TO THE EXTENT ANY THIRD PARTY PROVIDER HAS LIMITED ITS LIABILITY TO SANTA FE FOR SERVICES UNDER AN OUTSOURCING OR OTHER AGREEMENT, THE COMPANY AGREES TO BE BOUND BY SUCH LIMITATION OF LIABILITY FOR ANY PRODUCT OR SERVICE PROVIDED TO THE COMPANY BY SUCH THIRD PARTY PROVIDER UNDER SANTA FE'S AGREEMENT.

8.       Force Majeure.

                 SANTA FE SHALL HAVE NO OBLIGATION TO PERFORM OR CAUSE THE SERVICES TO BE PERFORMED IF ITS FAILURE TO DO SO IS CAUSED BY OR RESULTS FROM ANY ACT OF GOD, GOVERNMENTAL ACTION, NATURAL DISASTER, STRIKE, FAILURE OF ESSENTIAL EQUIPMENT OR ANY OTHER CAUSE OR CIRCUMSTANCE BEYOND THE CONTROL OF SANTA FE OR, IF APPLICABLE, THIRD PARTY PROVIDERS OF SERVICES TO SANTA FE ("EVENT OF FORCE MAJEURE"). Santa Fe will notify the Company of any Event of Force Majeure affecting its Services to the Company. Santa Fe agrees that following any Event of Force Majeure, the Company shall have no obligation to pay for the Services affected thereby and Santa Fe will use its reasonable best efforts to restore such Services.

9.       Liability and Indemnification.

         (a) Liability of Santa Fe and Indemnitees. (i) Notwithstanding anything to the contrary set forth in this Agreement, neither Santa Fe nor any Indemnitee (as defined in Section 21 hereof) shall be liable, responsible or accountable in damages or otherwise to the Company for any expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Company in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except to the extent such expenses, judgments, fines and amounts arose out of the gross negligence or willful misconduct of Santa Fe or such Indemnitee. Neither Santa Fe nor any Indemnitee shall be liable to the Company for any action of any other employee or agent of the Company (acting in its capacity as such).

                 (ii) Subject to its obligations and duties under this Agreement set forth in Section 2, Santa Fe may exercise any powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly, by or through its agents or by or through third party contractors.

                 (iii) Any amendment, modification or repeal of this Section 9 or any provisions hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company of the Indemnitees under this Section 9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal regardless of when such claims may arise or be asserted.

         (b)     Indemnification.

                 (i) The Company shall indemnify and hold harmless Santa Fe and each Indemnitee from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which Santa Fe or any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status or in connection with services rendered in connection with the activities of the Company; except to the extent such expenses, judgments, fines and amounts arose out of the gross negligence or willful misconduct of Santa Fe or such Indemnitee and provided in each case that Santa Fe or the Indemnitee acted in good faith and in a manner that Santa Fe or such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

                 (ii) Expenses (including legal fees and expenses) incurred by Santa Fe or any Indemnitee who is entitled to indemnification pursuant to this
Section 9 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of Santa Fe or such Indemnitee to repay such amount if it shall be determined that Santa Fe or such Indemnitee is not entitled to be indemnified as authorized in this Section 9.

                 (iii) The indemnification provided for by this Section 9 shall be in addition to any other rights to which Santa Fe or an Indemnitee shall be entitled under any agreement, as a matter of law, or otherwise, and shall continue as to Santa Fe or any Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of Santa Fe or the Indemnitee.

                 (iv) No amendment, modification or repeal of this Section 9 or any provision hereof shall in any manner terminate, reduce or impair the right of Santa Fe or any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9 as in effect

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immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

         (c) Insurance. The Company may purchase and maintain (or shall reimburse Santa Fe for the cost of) insurance, on behalf of Santa Fe and such other Persons as Santa Fe shall reasonably determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with Services performed for or on behalf of the Company, regardless of whether the Company has the obligation to indemnify such Person against such liability under the provisions of this Agreement.

10.      Severability.

         In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of the Agreement will be null and void and the remainder of the Agreement will be binding on the parties as if the unenforceable provisions had never been contained herein.

11.      Assignment.

         Except for the ability of Santa Fe to cause one or more of the Services to be performed by a third party provider, no party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party.

12.      Entire Agreement, Supersedure.

         This Agreement constitutes the entire agreement of the parties relating to the performance of the Services by Santa Fe, and all prior or contemporaneous written or oral agreements are merged herein.

13.      Choice of Law.

         THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF- LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE.

14.      Amendment or Modification.

         This Agreement may be amended or modified from time to time only by a written amendment signed by Santa Fe and the Company.

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15.      Notices.

         Any notice, request, instruction, correspondence or other document to be given hereunder by any party to the other (herein collectively called "Notice") shall be in writing and delivered personally or mailed, postage prepaid, or by telegram or telecopier, as follows:

                                  IF TO SANTA FE:

                                  Santa Fe Energy Resources, Inc.
                                  1616 South Voss Road
                                  Suite No. 1000
                                  Houston, Texas   77057
                                  Attention: General Counsel

                                  IF TO THE COMPANY:

                                  Monterey Resources, Inc.
                                  5201 Truxtun Avenue
                                  Suite No. 100
                                  Bakersfield, California   93309
                                  Attention: General Counsel

Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

16.      Further Assurances.

         In connection with this Agreement and all transactions contemplated by this Agreement, by execution of this Agreement each signatory party hereto agrees to execute and deliver such additional documents and instruments as may be required for Santa Fe to provide the Services hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement.

17.      Acknowledgment Regarding Certain Provisions.

         EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, (B) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF

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THIS AGREEMENT, AND (C) THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS
AGREEMENT PROVIDE FOR THE ASSUMPTION BY ONE PARTY OF, AND/OR RELEASE OF THE OTHER PARTY FROM, CERTAIN LIABILITIES ATTRIBUTABLE TO THE MATTERS COVERED BY THIS AGREEMENT THAT SUCH PARTY WOULD OTHERWISE BE RESPONSIBLE FOR UNDER THE LAW. EACH PARTY HERETO FURTHER AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS."

18.      No Third Party Beneficiary.

         The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Assignee or other Person, other than pursuant to
Section 9 hereof, shall have the right, separate and apart from the Company or Santa Fe, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

19.      Mediation.

         Santa Fe and the Company agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties. If the dispute cannot be resolved promptly by negotiation, then either party may give the other party written notice that the dispute should be submitted to mediation. Promptly thereafter, a mutually acceptable mediator shall be chosen by the parties, who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within 90 days after the date of written notice requesting mediation, then either party may initiate litigation and pursue any and all remedies at law or at equity that such party is entitled to.

20.      Termination.

         This Agreement may be terminated prior to the expiration of the terms described in Section 1 hereof as follows:

         (a) By the Company. The Company shall have the right to terminate this Agreement for "Cause" (as defined below and in Section 2(d)) in which case no further payment shall be due Santa Fe pursuant to this Agreement, other than obligations already accrued as of the Notice Date (as defined below). For purposes of this Section 20(a), "Cause" shall mean the material failure by Santa Fe to perform its obligations hereunder. In addition, the Company shall have the right to terminate this Agreement without cause, for any reason, upon 90 days' prior written notice.

         (b) By Santa Fe. Santa Fe shall have the right to terminate this Agreement upon any "Constructive Termination," which shall mean:

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
                 (i) The failure by the Company to pay Charges in accordance with this Agreement and such failure continues for 30 days after written notice to the Company; or

                (ii) Dissolution or liquidation of the Company for any reason.

In addition, Santa Fe shall have the right to terminate this Agreement without cause, for any reason, upon 90 days written notice.

         (c)     By Mutual Agreement.    This Agreement may be terminated by
mutual agreement on the terms and dates stipulated in a writing signed by the Company and Santa Fe.

         (d) Notice of Termination. Termination of this Agreement pursuant to this Section 20 shall be effected by giving written notice, signed by the terminating party, to the other party and this Agreement shall terminate 30 days from the date on which such notice is delivered ("Notice Date"); provided, that in the case of termination without cause by either party, this Agreement shall terminate 90 days from the Notice Date; and provided further, that in the case of a Constructive Termination described in Section 20(b), termination of this Agreement shall automatically occur on the date of such event.

21.      Definitions.

         The following terms shall have the indicated meanings for the purposes of this Agreement:

                 "Applicable Period" shall mean the period from the Effective Date to the date that this Agreement is terminated in accordance with
         Section 20.

                 "Indemnitee," except as otherwise noted, shall mean for purposes of this Agreement (a) any Person who is or was an officer, director, employee, agent or trustee of Santa Fe, or (b) any Person who is or was serving at the request of Santa Fe as a director, officer, employee, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee pursuant to this clause (b) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized officers.


                                        SANTA FE ENERGY RESOURCES, INC.

                                        By: /s/ JAMES L. PAYNE
                                        Name:   James L. Payne
                                        Title:  Chief Executive Officer

                                        MONTEREY RESOURCES, INC.

                                        By: /s/ R. GRAHAM WHALING
                                        Name:   R. Graham Whaling
                                        Title:  Chief Executive Officer

                                      -14-